EXHIBIT 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
References to “Resolute” and the “Company” herein are, unless the context otherwise indicates, only to Resolute Forest Products, Inc., and not to any of its subsidiaries.
As of December 31, 2019, Resolute’s common stock, par value $0.001 per share (the “Common Stock”) was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Resolute had no other class of securities registered under Section 12 of the Exchange Act.
The following description of Resolute’s capital stock and certain provisions of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate”) and the Company’s By-Laws as amended through December 4, 2014 (the “By-laws”), is a summary and is qualified in its entirety by the full text of the Certificate and the By-laws. The Certificate and the By-laws are filed as Exhibits to Resolute’s Annual Report on Form 10-K for the year ended December 31, 2019.
Pursuant to the Certificate, the Company is authorized to issue 190,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. The Certificate also provides that the Company will not issue any class of non-voting equity securities unless, and solely to the extent, permitted by section 1123(a)(6) of title 11 of the United States Code until such time as the Certificate is amended to remove such restriction.
Common Stock
Each holder of the Common Stock is entitled to one vote per each outstanding share registered in the holder’s name with respect to the election of directors and on all other matters submitted to the vote of the Company’s stockholders. In a “non-contested” election, directors are elected by a majority of the votes cast by stockholders present, in person or by proxy, entitled to vote in the election at a stockholders meeting at which a quorum is present. In a “contested” election, directors are elected by a plurality of the votes cast by the stockholders present, in person or by proxy, entitled to vote in the election at a stockholders meeting at which a quorum is present. An election will be considered “contested” if, as of the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to the By-laws, there are more nominees than positions on the board of directors to be filled by election at the meeting. No holder of the Common Stock may cumulate votes in voting for directors.
Except as provided by the Certificate, the By-laws or applicable law, all other questions presented to the stockholders shall be decided by the affirmative vote of the stockholders present, in person or by proxy, entitled to cast at least a majority of the votes, which all stockholders present are entitled to cast on the particular matter.
The holders of shares of the Common Stock are entitled to receive dividends as may be declared from time to time by the Company’s board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any preferred stock and any contractual restrictions. In the event of the Company’s liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any preferred stock, the holders of shares of the Common Stock are entitled to share ratably in all remaining assets. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of the Common Stock.
The Common Stock is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “RFP”.
Preferred Stock
The Company’s board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may determine:

•	the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	the number of shares to constitute such series and the distinctive designation thereof;

•	the dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative;

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whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of the Company, an amount equal to the dividends accumulated and unpaid thereon;

•	whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and provisions in respect of the operation thereof;

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whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series of the same class, and if so convertible or exchangeable, the terms of such conversion or exchange;

•	the voting powers, if any, of the shares of such series in addition to the voting powers provided by law; and

•	any other powers, designations, preferences and rights, and qualifications, limitations or restrictions, not inconsistent with law or the provisions of the Certificate.
If the Company’s board of directors were to issue a new series of preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the common stockholders;

•	delay or prevent a change in control of the Company; and

•	limit the price that investors are willing to pay in the future for the Common Stock.
Limitations on Directors’ Liability
The Certificate contains a provision eliminating the personal liability of the Company’s directors to Resolute and its stockholders to the fullest extent permitted by applicable law. The Certificate also contains provisions generally providing for indemnification and advancement of expenses to the Company’s directors and certain officers to the fullest extent permitted by applicable law.
Possible Anti-Takeover Effects of Delaware Law and Provisions of Resolute’s Certificate and Amended By-Laws
Certain provisions of Delaware corporate law, the Certificate and the By-laws may have the effect of delaying, deferring or preventing a change in control of Resolute. These provisions include the following:

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The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by the Company’s board of directors, by certain executive officers that have been duly provided the power and authority to call such meetings or at the request of the holders of one-third of the total number of shares of stock entitled to vote on the matter.

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As discussed above under “—Preferred Stock,” the Certificate permits the Company’s board of directors to issue a new series of preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

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The By-laws provide time limitations and notice requirements that must be met by stockholders who desire to present proposals or nominate persons for election to the Company’s board of directors at stockholder meetings.

The Certificate provides that the Company’s board of directors shall not adopt a stockholders rights plan (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, Common Stock or preferred stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, are entitled to purchase the Common Stock or preferred stock at less than the prevailing market price of the Common Stock or preferred stock), unless such rights plan is approved by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.
Transfer Agent
American Stock Transfer & Trust Company, LLC is the appointed transfer agent for the Common Stock.